Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-101187), Form S-4 (No. 333-130967) and Form S-8 (Nos. 333-98681 and 333-116216) of ConocoPhillips of our report dated February 28, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Burlington Resources Inc., which is incorporated by reference in this Current Report on Form 8-K/A of ConocoPhillips dated March 31, 2006.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 31, 2006